EXHIBIT 4.7



                 DESCRIPTION OF SECURITIES


General

     The Company is authorized to issue 20,000,000 shares of Common Stock, par value $.0001 per share, and 5,000 shares of Preferred Stock, par value $.01 per share. As of the date of this Prospectus, 625,000 shares of Common Stock are outstanding, held of record by 31 persons. No shares of Preferred Stock are currently outstanding.


Units

     Each Unit consists of one share of Common Stock, one Class A Warrant and one Class B Warrant, each Warrant entitling the holder to purchase one share of Common Stock. The Common Stock and Warrants will not be separately transferable until 90 days after the date of this Prospectus unless GKN informs the Company of its decision to allow earlier separate trading, but in no event will GKN allow separate trading of the securities comprising the Units until the preparation of an audited balance sheet of the Company reflecting receipt by the Company of the proceeds of this offering.


Common Stock

     The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefore. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock (except for the Affiliated Initial Stockholders who have agreed to waive their rights and the Non-Affiliated Initial Stockholders who have agreed to waive certain of their rights to share in any distribution relating to a liquidation of the Company due to the failure of the Company to effect a Business Combination within 18 or 24 months, as the case may be, from the date of consummation of this offering) are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and, except as noted below, there are no redemption provisions applicable to the Common


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Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock included in the Units, when issued and paid for as set forth in this Prospectus, will be, fully paid and nonassessable.


Preferred Stock

     The Company's Certificate of Incorporation authorizes the issuance of 5,000 shares of a "blank check" preferred stock (the "Preferred Stock") with such designation, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock, although the Underwriting Agreement prohibits the Company, prior to a Business Combination, from issuing Preferred Stock which participates in any manner in the proceeds of the Trust Fund, or which votes as a class with the Common Stock on a Business Combination. The Company may issue some or all of such shares in connection with a Business Combination. In addition, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company does not currently intend to issue any shares of Preferred Stock, there can be no assurance that the Company will not do so in the future.


Warrants

     Each Class A Warrant entitles the registered holder to purchase one share of Common Stock of the Company at a price of $5.50 per share, subject to adjustment in certain circumstances, at any time commencing on the later of (i) the consummation of a Business Combination or (ii) one year from the date of this Prospectus and ending at 5:00 p.m., New York City time, six years from the date of this Prospectus, at which time the Class A Warrants will expire. Each Class B Warrant entitles the registered holder to purchase one share of the Company's Common Stock at a price of $7.50 per share, subject to adjustment in certain circumstances, at any time commencing on the later of (i) the consummation of a Business Combination or (ii) one year from the date of this Prospectus and ending at 5:00 p.m., New York City time, six years from the date of this Prospectus, at which time the Class B Warrants will expire.

     The Company may call the Class A Warrants and the Class B Warrants for redemption, each as a class, in whole and not in part, at the option of the Company and with GKN's consent, at a price of $.05 per Warrant at any time after the Warrants become exercisable upon not less than 30 days' prior written notice, provided that the reported closing bid price of the Common Stock equals or exceeds $8.50 per share, with respect to the Class A Warrants, and $10.50 per share, with respect to the Class B Warrants, for the 20 consecutive trading days ending on the third day prior to the



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notice of redemption to warrantholders. The warrantholders shall have exercise rights until the close of business on the date fixed for redemption.

     The Warrants will be issued in registered form under a Warrant Agreement between the Company and American Stock Transfer & Trust Company, as Warrant Agent. Reference is made to said Warrant Agreement (which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part) for a complete description of the terms and conditions applicable to the Warrants (the description herein contained being qualified in its entirety by reference to such Warrant Agreement).

     The exercise price and number of shares of Common Stock issuable on exercise of the Warrants are subject to adjustment in certain circumstances including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of the Company. However, the Warrants are not subject to adjustment for issuances of Common Stock at a price below their respective exercise prices.

     The Company has the right, in its sole discretion, to decrease the exercise price of the Warrants for a period of not less than 30 days on not less than 30 days' prior written notice to the warrantholders. In addition, the Company has the right, in its sole discretion, to extend the expiration date of the Warrants on five business days' prior written notice to the warrantholders.

     The Warrants may be exercised upon surrender of the Warrant Certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the Warrant Certificate completed and executed as indicated, accompanied by full payments of the exercise price (by certified check, payable to the Company) to the Warrant Agent for the number of Warrants being exercised. The warrantholders do not have the rights or privileges of holders of Common Stock.

     No Warrants will be exercisable unless at the time of exercise the Company has filed with the Commission a current prospectus covering the shares of Common Stock issuable upon exercise of such Warrants and such shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of such Warrants. The Company will use its best efforts to have all shares so registered or qualified on or before the exercise date and has agreed to maintain a current prospectus relating thereto until the expiration of the Warrants, subject to the terms of the Warrant Agreement, however, there is no assurance that it will be able to do so. See "Risk Factors - Current Prospectus and State Blue Sky Registration Required in Connection with Exercise of Warrants."

     No fractional shares will be issued upon exercise of the Warrants. However, if a warrantholder exercises all Warrants then owned of record by him, the Company will pay to such warrantholder,



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in lieu of the issuance of any fractional share which is otherwise issuable to such warrantholder, an amount in cash based on the market value of the Common Stock on the last trading day prior to the exercise date.


Dividends

     The Company has not paid any dividends on its Common Stock to date and does not intend to pay dividends prior to the consummation of a Business Combination. The payment of dividends in the future will be contingent upon the Company's revenues and earnings, if any, capital requirements and general financial condition subsequent to consummation of a Business Combination. The payment of any dividends subsequent to a Business Combination will be within the discretion of the Company's then Board of Directors. It is the present intention of the Board of Directors to retain all earnings, if any, for use in the Company's business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.


Transfer Agent

     The transfer agent for the Company's securities is American Stock Transfer & Trust Company, 40 Wall Street, New
York, New York 10005.